                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           KEYSTONE FINANCIAL, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

[Logo of KEYSTONE FINANCIAL]

                                                                  April 9, 1999

Dear Shareholder:

  You are cordially invited to attend the Annual Meeting of Shareholders of Keystone Financial, Inc., to be held on Thursday, May 20, 1999 at 10:00 a.m., local time, at the Harrisburg Hilton Hotel, Market Square, Harrisburg, Pennsylvania. A Notice and Proxy Statement for the meeting follow, and a proxy card and return envelope are enclosed. Your Corporation's 1998 Annual Report is also enclosed.

  At this meeting the Executive Management of Keystone will review the results of your Corporation for 1998 and comment on plans and strategies for the current year and the future. The agenda for the annual meeting includes election of directors and the ratification of the appointment of independent auditors.

  Your participation as a shareholder in the affairs of the Corporation is encouraged. It is important that your stock be represented at the Meeting, whether or not you are personally able to be present. Accordingly, PLEASE PROMPTLY SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE PAID ENVELOPE PROVIDED FOR YOUR CONVENIENCE. You are urged to do so even if you plan to attend the meeting. Your prompt cooperation and support will be greatly appreciated.

  The business and presentation portions of the meeting should last approximately forty minutes. I, as well as the other Executive Officers of the Corporation, will be available both before and after the meeting to answer any questions you may wish to ask. I hope that you will be able to attend this year's meeting and look forward to seeing you there.

                                          Sincerely,

                                          /s/ Carl L. Campbell
                                          Carl L. Campbell
                                          Chairman and Chief
                                          Executive Officer

                      [Logo of KEYSTONE FINANCIAL, INC.]
                              One Keystone Plaza
                           Front and Market Streets
                                 P.O. Box 3660
                      Harrisburg, Pennsylvania 17105-3660
                                 ------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held on May 20, 1999
                                 ------------

TO THE SHAREHOLDERS:

  Notice is hereby given that the Annual Meeting of Shareholders of Keystone Financial, Inc. will be held on Thursday, May 20, 1999 at 10:00 a.m., local time, at the Harrisburg Hilton Hotel, Market Square, Harrisburg, Pennsylvania, for the purpose of:

  1. Electing seven directors to serve for terms expiring in 2002;

  2. If presented, considering and acting upon two shareholder proposals opposed by the Board of Directors;

  2. Ratifying the appointment of Ernst & Young LLP as the independent auditors for the Corporation for 1999;

  3. Such other matters as may properly come before the meeting or any adjournment thereof.

  Only shareholders of record at the close of business on April 2, 1999 are entitled to notice of and to vote at the Annual Meeting.

  ALL SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. If you attend the meeting, you may, if you wish, withdraw your proxy and vote your shares in person.

                                          By Order of the Board of Directors

                                          /s/ Ben G. Rooke
                                          Ben G. Rooke, Secretary

                      [Logo of KEYSTONE FINANCIAL, INC.]

                              One Keystone Plaza
                           Front and Market Streets
                             Post Office Box 3660
                           Harrisburg, PA 17105-3660
                                 ------------
                                PROXY STATEMENT
                 Annual Meeting of Shareholders--May 20, 1999
                                 ------------

                                 INTRODUCTION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Keystone Financial, Inc. (the "Corporation") of proxies to be voted at the 1999 Annual Meeting of Shareholders of the Corporation which will be held at 10:00 a.m., local time, on Thursday, May 20, 1999, at the Harrisburg Hilton Hotel, Market Square, Harrisburg, Pennsylvania, and at any adjournment thereof. The approximate date on which this Proxy Statement will first be mailed to the shareholders is April 9, 1999.

  All properly executed proxies not previously revoked will be voted at the Annual Meeting as specified thereon. If no specification is made, proxies will be voted in favor of the election as directors of the nominees named below, in favor of the ratification of the appointment of Ernst & Young LLP as independent auditors for the Corporation for 1999 and against approval of the two shareholder proposals described below. A proxy may be revoked at any time before it is voted by written notice to the Secretary of the Corporation, or by attending the meeting and voting in person.

  The Board of Directors has fixed the close of business on April 2, 1999 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting. At that date, approximately 48,710,976 shares of Common Stock, par value $2.00 per share ("Common Stock"), were issued and outstanding. On April 2, 1999, there were approximately 15,396 shareholders of record. Each share entitles its holder of record at the close of business on the record date to one vote on each matter properly submitted to the shareholders for action at the Annual Meeting. The Restated Articles do not permit cumulative voting.

  As of April 2, 1999, the trust departments of the Corporation's trust companies and bank subsidiary, acting in a fiduciary capacity for various trusts and estates, held an aggregate of 3,503,077 shares of Common Stock (approximately 7.2% of the outstanding shares). Of these shares, the subsidiaries have sole voting power over 104,216 shares, share voting power with other persons over 264,443 shares, have sole investment power over 2,055,363 shares and share investment power with other persons over 291,674 shares.

                              MANAGEMENT PROPOSAL

                                Proposal No. 1
                             ELECTION OF DIRECTORS

  By a vote of the Board of Directors, the size of the Board was fixed at 21 members. Seven directors will be elected at the Annual Meeting to serve for terms expiring at the Annual Meeting in 2002. Each director elected will continue in office until a successor has been elected. The Board of Directors recommends that the shareholders vote "FOR" the election of the seven nominees listed below. Each nominee has consented to be named as a nominee and to serve if elected. If for any reason any nominee named is not a candidate (which is not expected) when the election occurs, proxies will be voted for a substitute nominee determined by the Board of Directors (the "Board").

  The following table sets forth certain information about the nominees, all of whom are presently members of the Board, and about the other directors whose terms of office will continue after the Annual Meeting:

                                                         Shares      Percent of
                                         Year First   Beneficially     Common
      Name, Principal Occupations          Became     Owned as of       Stock
    During the Past Five Years, Age       Director  April 1, 1999(1) Outstanding
    -------------------------------      ---------- ---------------- -----------
Nominees for Director with terms
 expiring in 2002:

A. Joseph Antanavage; Partner of Bear,
Antanavage & Moyer (attorneys-at-law);
Partner of North Berks Abstract (title
insurance agency); Age 52..............     1986         32,430(2)       .07

Donald Devorris; President of Blair
Electric Service Co. (electrical
construction); President of Blair Sign
Co., Inc. (sign manufacturing);
President of Blair Design &
Construction Co. (general
construction); President of Electrical
Construction Service, Inc. (electrical
construction); Age 64..................     1984        109,552          .22

Richard G. King; President of Utz
Quality Foods, Inc. (salted snacks);
Age 54.................................     1997         11,330          .02

Uzal H. Martz, Jr.; President,
Publisher and Treasurer of J. H. Zerbey
Newspapers, Inc. (publisher of
newspapers and operator of Radio
Stations) and President of its
subsidiary corporations, WMBT
Broadcasting, Inc., WQIN Broadcasting,
Inc., Shenandoah Evening Herald
Publishing Company, Inc. and Hazelton
Easy to Read Telephone Directory, Inc.;
Age 64.................................     1986         38,364(2)       .08

Max A. Messenger; Chairman of Wood
Products, Inc. (hardwood lumber & dry
kilns); Chairman of Global Hardwood,
Inc. (residential construction);
General Partner of Messenger Limited
Partnership (land holding company); Age
63.....................................     1994         30,079          .06

Don A. Rosini; President of Shamokin
Filler Co., Inc. (manufacturer of
carbon additives and specialty cements
and grouts); Age 60....................     1986         46,452(3)       .10

F. Dale Schoeneman; President of
Schoeneman Beauty Supply, Inc.
(wholesale distributor); Age 57........     1986         28,043          .06

Continuing Directors with terms
 expiring in 2000:

June B. Barry; Vice President, Human
Resources and Administration of
Hercules Incorporated (chemical
products); Age 47......................     1996          3,454          .01

Gerald E. Field; President of Weiner
Iron and Metal Corp.; Age 64...........     1986         81,995          .17

Philip C. Herr, II; Partner of Herr,
Potts & Herr (attorneys-at-law);
Age 62.................................     1994        235,553(2)       .48

William L. Miller; President and a
Director of Ebinger Iron Works, Inc.
(steel fabricator); Age 50.............     1986         30,248          .06

Mark L. Pulaski; President and Chief
Operating Officer of the Corporation;
Age 45 (5).............................     1997        152,365(4)       .31

Molly Dickinson Shepard; Chairman and
Co-Founder of Manchester, Inc.
(outplacement and human resources
consulting firm); Age 52 (6)...........     1998          6,668          .01


                                                   Shares            Percent of
                                   Year First   Beneficially           Common
   Name, Principal Occupations       Became     Owned as of             Stock
 During the Past Five Years, Age    Director  April 1, 1999(1)       Outstanding
 -------------------------------   ---------- ----------------       -----------
Ray L. Wolfe; Officer of the
 Corporation; Age 60 (8).........     1997          64,608               .13

Continuing Directors with terms
 expiring in 2001:

George T. Brubaker; Partner of
Hartman, Underhill & Brubaker
(attorneys-at-law); Age 56.......     1998           5,171(2)(3)         .01

Carl L. Campbell; Chairman and
Chief Executive Officer of the
Corporation; Age 56 (7)..........     1986         438,830(2)(3)(4)      .89

Paul I. Detwiler, Jr.; Chairman
of the Board of New Enterprise
Stone and Lime Co., Inc.
(construction aggregates); Age
65...............................     1988          25,376(2)            .05

Allan W. Holman, Jr.; Senior
Partner of Holman & Holman
(attorneys-at-law); Age 69.......     1997          12,104               .02

James I. Scheiner; President and
Chief Operating Officer of
Benetec Associates, Inc.
(engineering, architectural &
environmental services firm);
Director of Harsco Corporation;
Age 54...........................     1998           1,260              .003

Ronald C. Unterberger; Partner of
Harper & Driver (attorneys-at-
law); Age 63.....................     1994          19,778               .04

G. William Ward; Chairman of the
Board of Ward Trucking Corp.;
Age 67...........................     1984          51,932(2)            .11

All nominees, directors and
 executive officers as a group
 (28 persons)....................                1,800,843(4)           3.63

--------
(1) Unless otherwise indicated in the other footnotes below, each director or nominee has sole voting power and sole investment power over the shares indicated opposite his or her name in the table, and a member of the group has sole voting power and sole investment power over the shares indicated for the group. The number of shares includes the following shares which each director or nominee, except for Mr. Brubaker, Mr. Campbell, Mr. Pulaski, Mr. Scheiner and Ms. Shepard, has the right to acquire through stock options which are or will become exercisable within 60 days under the Corporation's Non-Employee Directors' Stock Option Plans or the stock option plans of previously acquired companies: Mr. Antanavage, 18,222 shares; Ms. Barry, 2,812 shares; Mr. Herr, 8,436 shares; Mr. Holman, 967 shares; Mr. King, 2,177 shares; Mr. Messenger, 5,568 shares; Mr. Unterberger, 11,766 shares; Mr. Wolfe, 5,754 shares; Mr. Detwiler and Mr. Schoeneman, 16,872 shares each; and each remaining director, 19,684 shares.

(2) Includes the following shares as to which voting and investment power is shared with other persons: Mr. Antanavage, 8,496 shares; Mr. Brubaker, 2,000 shares; Mr. Campbell, 19,826 shares; Mr. Detwiler, 5,625 shares; Mr. Herr, 2,770 shares; Mr. Martz, 11,784 shares; and Mr. Ward, 25,322 shares.

(3) Includes the following shares held by spouses and/or children as to which beneficial ownership is disclaimed: Mr. Brubaker, 2,000 shares; Mr. Campbell, 35,510 shares; and Mr. Rosini, 4,489 shares.

(4) Includes the following shares which executive officers have the right to acquire through stock options which are or will become exercisable within 60 days: Mr. Campbell, 340,670 shares; Mr. Pulaski, 104,985 shares; and all other executive officers as a group, 269,975 shares. Also includes the following shares held in 401(k) plan accounts, as to which the executive officers have voting power only: Mr. Campbell, 4,186 shares; Mr. Pulaski, 3,660 shares; and all other executive officers as a group, 14,020 shares.

(5) From November 1997 to May 1998, Mr. Pulaski served as Vice Chairman and Chief Operating Officer of the Corporation. From 1995 to November 1997, he served as Senior Executive Vice President, Chief Financial Officer ("CFO") and Chief Administrative Officer ("CAO") of the Corporation; and prior to 1995 he served as Executive Vice President, CFO and CAO of the Corporation.

(6) Prior to October 1997, Ms. Shepard was President, Chief Operating Officer and Co-Founder of Manchester, Inc.

(7) From December 1986 to May 1998, Mr. Campbell was President and CEO of the Corporation.

(8) From May 1998 to December 1998, Mr. Wolfe served as Chairman of the Board of Financial Trust Company. From May 1997 to May 1998, he served as Chairman of the Board of the Corporation and Chairman, President and Chief Executive Officer of Financial Trust Company. Prior to May 30, 1997, Mr. Wolfe was Chairman and Chief Executive Officer of Financial Trust Corp, which was acquired by the Corporation on that date.

  Additional information concerning the nominees and the other members of the Board is set forth below under the caption "Other Information Concerning Directors and Executive Officers."

Vote Required

  The seven candidates receiving the highest numbers of votes cast at the Annual Meeting by the holders of Common Stock voting in person or by proxy will be elected as directors. A proxy vote indicated as withheld from a nominee will not be cast for that nominee but will be counted in determining whether a quorum exists for the meeting. The Corporation's Restated Articles do not permit cumulative voting in the election of directors.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table is a summary of the compensation for the years 1998, 1997 and 1996 awarded or paid to, or earned by, the Corporation's Chief Executive Officer, and the Corporation's four other most highly compensated executive officers in 1998 (the "named officers"):

                                                               Long-Term Compensation
                                                           ------------------------------
                                 Annual Compensation              Awards         Payouts
                           ------------------------------- --------------------- --------
                                                           Restricted   Shares
                                              Other annual   Stock    Underlying   LTIP    All other
      Name and                        Bonus   compensation   Awards    Options   payouts  compensation
 Principal Position   Year Salary($)  ($)(1)      ($)         (2)       (#)(3)    ($)(1)     ($)(4)
 -------------------  ---- --------- -------- ------------ ---------- ---------- -------- ------------
 Carl L. Campbell     1998 $430,014  $128,177      --         $ 0       21,786   $121,720   $54,975
 Chairman and Chief   1997  400,010   168,505      --           0       25,500          0    67,445
 Executive Officer    1996  340,000   127,500      --           0       88,094          0    62,917

 Mark L. Pulaski      1998 $325,013  $ 30,876      --         $ 0       10,379   $ 66,458   $28,920
 President and Chief  1997  300,014    83,964      --           0       14,301          0    40,609
 Operating Officer    1996  270,000    72,900      --           0        7,832          0    32,438

 Ben G. Rooke         1998 $219,994  $ 31,799      --         $ 0        5,000   $ 43,114   $26,387
 Vice Chairman,       1997  205,000    57,531      --           0        9,240          0    38,192
 General Counsel and  1996  195,000    52,650      --           0        5,723          0    29,202
 Secretary

 James E. Deitch(5)   1998 $203,076  $107,300      --         $ 0        3,500   $ 33,824   $14,175
 Executive Vice
 President

 Robert E. Leech(5)   1998 $190,000  $ 36,146      --         $ 0        3,500   $ 33,824   $19,990
 Executive Vice
 President

--------
(1)  Bonus and LTIP payout information is reported by year in which earned.

(2)  The Corporation has made no restricted stock awards.

(3) Options are reported in the year in which granted. The number of shares granted in 1996 has been adjusted to reflect a 3-for-2 split in the Corporation's Common Stock in August 1996. The number of options granted also includes reload options as follows: Mr. Campbell, 6,786 shares in 1998 and 677 shares in 1996; Mr. Pulaski, 1,379 shares in 1998 and 801 shares in 1997; Mr. Rooke, 240 shares in 1996. The option price of all options shown is 100% of fair market value on the date the options were granted.

(4) The 1998 amounts reported in this column consist of the loan value of the actual premium paid by the Corporation for a split-dollar insurance policy for the named officers as follows: Mr. Campbell, $18,884; Mr. Pulaski, $8,286; Mr. Rooke, $10,853; Mr. Deitch, $4,605; and Mr. Leech, $10,659; imputed interest income for 1998 on loans to the named officers under the Corporation's Management Stock Ownership Program as follows:
     Mr. Campbell, $18,760; Mr. Pulaski, $9,853; Mr. Rooke, $7,201; Mr.
     Deitch, $2,639; and Mr. Leech, $2,937; employer matching contributions to the Corporation's retirement savings plans as follows: Mr. Campbell, $17,331; Mr. Pulaski, $10,781; Mr. Rooke, $7,479; Mr. Deitch, $6,931; and
     Mr. Leech, $5,152; and the above market portions of interest accrued for 1998 under one retirement savings plan as follows: Mr. Rooke, $854; and Mr. Leech, $1,242.

(5) Compensation information for 1997 and 1996 is not provided for Mr. Deitch and Mr. Leech as they did not serve as executive officers of the Corporation during these years.

Stock Option Grants in 1998

  The following table sets forth information concerning the individual grants of options to purchase the Corporation's Common Stock made to the named officers in 1998:

                                       Individual Grants
                        ------------------------------------------------
                          Number    Percent of
                        of shares  total options                            Grant
                        underlying  granted to     Exercise                 date
                         options     employees      Price     Expiration   present
      Name              granted(#)  in 1998(1)   ($/Share)(2)  date(3)   value($)(4)
      ----              ---------- ------------- ------------ ---------- -----------
      Carl L. Campbell    15,000       8.60%        $40.38    01/02/2008  $121,857
                             615        .35%        $38.75    06/30/1999  $  2,112
                           3,013       1.73%        $36.44    06/30/1999  $  7,982
                           2,680       1.54%        $29.87    12/27/2005  $ 16,106
                             478        .27%        $29.87    06/30/1999  $  8,791

      Mark L. Pulaski      9,000       5.16%        $40.38    01/02/2008  $ 73,115
                           1,379        .79%        $34.44    01/02/2002  $  6,798

      Ben G. Rooke         5,000       2.87%        $40.38    01/02/2008  $ 40,619

      James M. Deitch      3,500       2.01%        $40.38    01/02/2008  $ 28,434

      Robert E. Leech      3,500       2.01%        $40.38    01/02/2008  $ 28,434

--------
(1)  Total options granted to employees in 1998 were 174,500.

(2) The exercise price of each option is equal to the fair market value on the date of the option grant.

(3) All options, except reload options, become exercisable approximately two years after the date of grant. Reload options become exercisable 6 months after date of grant. All options are subject to possible acceleration in certain events involving an actual or potential change in control of the Corporation. All options have revocable reload rights. The options granted to Mr. Campbell for 615, 3,013, 2,680 and 478 shares and the option granted to Mr. Pulaski for 1,379 shares are reload options.

(4) The grant date present value of the options has been determined utilizing the Black-Scholes option pricing model. The assumptions used to arrive at the present values were: stock price volatility of .1500; expected dividend yield of 2.8%; expected seven-year option term; and a 5.6% risk-free rate of return.

Aggregated Option Exercises in 1998 and Option Values as of December 31, 1998

  The following table sets forth information concerning stock options exercised by the named officers in 1998 and unexercised stock options held by the named officers as of December 31, 1998:

                                           Number of Shares        Value of Unexercised
                                        Underlying Unexercised     in-the-money Options
                    Shares     Value      Options at 12/31/98        at 12/31/98($)(2)
                  Acquired on Realized ------------------------- -------------------------
Name              Exercise(#)  ($)(1)  Exercisable Unexercisable Exercisable Unexercisable
----              ----------- -------- ----------- ------------- ----------- -------------
Carl L. Campbell    30,731    $648,321   312,012      43,658     $4,809,748    $273,101

Mark L. Pulaski      3,033    $ 56,932    91,485      22,500     $1,551,739    $129,087

Ben G. Rooke         1,608    $ 27,081    88,781      14,000     $1,560,367    $ 89,433

James M. Deitch      5,000    $ 95,833    18,846      10,550     $  287,596    $ 71,462

Robert E. Leech      2,250    $ 44,156    27,676      10,550     $  461,140    $ 71,462

--------
(1) Represents the difference between the market value on the date of exercise of the shares acquired and the option price of those shares.

(2) Represents the difference between the aggregate market value at December 31, 1998 of the shares subject to the options and the aggregate option price of those shares.

Performance Unit Plan Awards in 1998

  The following table shows the long-term incentive awards made to the named officers in 1998 under the Corporation's 1996 Performance Unit Plan:

                                                           Future Payouts at
                              Number of  Performance  Targeted Performance Levels
                             Performance Period Until ---------------------------
Name and Principal Position     Units       Payout    Threshold  Target  Maximum
---------------------------  ----------- ------------ --------- -------- --------
Carl L. Campbell                3,100      3 years     $77,500  $310,000 $620,000

Mark L. Pulaski                 1,970      3 years     $49,250  $197,000 $394,000

Ben G. Rooke                    1,100      3 years     $27,500  $110,000 $220,000

James M. Deitch                   760      3 years     $19,000  $ 76,000 $152,000

Robert E. Leech                   760      3 years     $19,000  $ 76,000 $152,000

  Payment of the Performance Units is contingent upon attaining targeted levels of cumulative earnings per share before extraordinary items for the Performance Period of the years 1998 through 2000. No payments will be made unless a Performance Threshold target is attained, and the amounts payable based on the earnings per share targets are capped at the maximum amounts shown in the table. The amounts shown in the table will be increased or decreased by 20% if the Corporation's return on equity for the three-year period ranks at or above the 75th percentile or at or below the 25th percentile as compared to a peer group of financial services companies. In the event of a change of control of the Corporation prior to the end of the Performance Period, the Performance Units become payable immediately at the maximum amounts shown in the table.

                         STOCK PRICE PERFORMANCE GRAPH

  Set forth below is a line graph comparing the cumulative total returns (assuming reinvestment of dividends) for the five years ended December 31, 1998 of $100 invested on December 31, 1993 in each of the Common Stock, the CRSP Total Return Index for the NASDAQ Stock Market (U. S. Companies) and the CRSP Total Return Index for NASDAQ Bank Stocks.

Year Ended December 31     1993    1994      1995     1996     1997    1998
KEYSTONE                   $100    $ 99      $103     $134     $224    $213
NASDAQ U.S.                $100    $ 98      $138     $170     $209    $293
Stock Market
NASDAQ
Bank Stocks                $100    $100      $149     $196     $331    $325

                           HUMAN RESOURCES COMMITTEE
                     1998 REPORT ON EXECUTIVE COMPENSATION

  In compliance with Securities and Exchange Commission ("SEC") guidelines on disclosure of executive compensation levels and practices, the Human Resources Committee (the "Committee") of the Corporation's Board of Directors has prepared the following report for shareholders and other interested parties.

Role and Composition of the Human Resources Committee

  The role of the Committee with respect to employee compensation is to establish the compensation philosophy of the organization and to monitor compensation plans and related practices for conformity with that philosophy.

  With the assistance of a compensation consultant, the Committee has developed a comprehensive compensation strategy, and as a result of this effort, the Corporation has adopted a total compensation philosophy that links more of the compensation of executives, managers and employees in direct revenue producing positions to the Corporation's performance.

  Specifically in the area of executive compensation, the Committee's role includes establishing appropriate compensation and benefit plans, reviewing the Chief Executive Officer's recommendations on compensation for executive officers, and determining compensation for executive officers and for the Chief Executive Officer. An essential component of this role is the establishment of performance standards for the Corporation's salary administration and incentive programs and monitoring actual performance against those standards.

  The Committee is composed of seven non-employee directors. Except for discussions and decisions concerning their own compensation, Mr. Campbell and Mr. Pulaski attend Committee meetings for discussions about executive compensation and do offer recommendations on specific plans and individual actions for consideration by the Committee.

  The Committee met five times during 1998. This report discusses actions initiated and approved by the Committee over the course of the year.

Executive Compensation Program Objectives and Operating Philosophy

  The Corporation's executive compensation program is designed to (1) foster continuous improvement in corporate performance, (2) maximize shareholder value, (3) attract and retain qualified executives and (4) recognize and reward executives' collective and individual contributions to the business. To these ends, the Corporation is pursuing a compensation strategy and specific compensation plans to tie a significant portion of executive compensation to the Corporation's success in meeting predetermined performance goals and to appreciation in the Corporation's stock price.

  In setting performance standards for executive officers during 1998, the Committee considered the compensation philosophy, compared the Corporation's recent performance to industry indices/1/ and also considered the Corporation's stock price performance over the last several years. (See "Stock Price Performance Graph" below.) The target level of total compensation for the Corporation's executives, including the executive officers listed in the tables under "Executive Compensation" above, when expected performance is achieved, is the median level of market practice among financial services institutions of similar asset size. The compensation program will provide better than median level pay when the Corporation's performance exceeds the expected level of performance.

--------
        /1/The Committee and management review reports from securities and investment banking firms, e.g., SNL Securities and Keefe, Bruyette & Woods, which monitor performances of commercial banks and other financial services institutions. Most of the banks included in these reports are also included in the NASDAQ Bank Stock Index. Further, the Corporation's Finance Department annually prepares in-depth analyses of financial data on ten commercial banks of similar or larger asset size operating in the Pennsylvania, Maryland, West Virginia, Virginia and Ohio banking markets.

  The primary performance measure used by the Committee is net income. Other measures that are also considered by the Committee are asset quality, capital adequacy and prudent risk management. In addition, the Committee considers the current economic environment and such subjective measures as the executive officers' leadership and management performance.

  The remainder of this report discusses specific plans, policies and 1998 actions for each component of the executive compensation program.

Base Salaries

  Base salary ranges for the executive officers are determined by evaluating the responsibilities of the positions, required skills and experiences and prevailing practices among financial services institutions of similar type and asset size for comparable positions./2/

  Typically, annual salary adjustments are determined through an evaluation of the Corporation's performance against its goals for the prior year, performance of functions and business units under the executive's management and the executive's performance against individual goals assigned for the prior year. The relative importance of each of the three criteria in making a salary adjustment decision for a given executive will vary among the executives and from year to year based on corporate priorities for that covered time period.

  Corporate goals are expressed in terms of net income or earnings per share/3/; the same goal bases established for the Management Incentive Compensation Plan ("MICP"), the annual incentive plan. An example of a business unit performance measure would be improved financial performance achieved through increased business and/or expense reduction. An example of an individual performance measure would be the implementation of a new business product.

  Additionally, the executive's professional development, readiness for other and broader responsibilities in the organization and overall contribution to the management and the success of the business are considered. The Corporation's overall success, coupled with achievements against functional/business unit and individual business goals, primarily determines the Committee's salary adjustment decision. The other factors noted may influence the Committee's decision.

  The Chief Executive Officer reviews the performance of each executive officer, except himself, with the Committee using a specific checklist of performance goals and performance characteristics, and he offers a specific pay increase recommendation for the Committee's consideration. The Chairperson of the Committee likewise uses and discusses with the Committee a similar checklist of performance goals and performance characteristics for the Chief Executive Officer, and she offers a recommendation to the Committee on an appropriate salary action for the CEO. These performance factors include: net income, asset growth, asset quality, risk management, customer service, leadership, community involvement, personal development, and the influence of the economy and regulatory factors on the performance of the Corporation. Once approved by the Committee, all salary actions for the executive officers are presented to the Board of Directors for ratification.

  In January 1998, the Committee approved a salary increase for Mr. Campbell. In light of the fact that he had met his performance goals for 1998 and met his performance plan, the Committee determined that he warranted this salary increase.

Annual Performance Incentives

  The executive officers participate in the Corporation's MICP, an annual incentive pay plan based primarily on net income achievement against a specific goal. Where an officer has bank subsidiary responsibilities, the
--------
 /2/The base salaries for the Executive Vice Presidents who are named officers were determined prior to their appointment as Executive Vice Presidents.

 /3/The primary measure used for executive officers in the Corporation's banking subsidiaries is the subsidiaries' net income and the measure used for executive officers in the Corporation is earnings per share.

majority of the participant's incentive award is based on the operating subsidiary's net income performance, and the remainder is based on the Corporation's earnings per share. Officers of the Corporation, including the eligible named officers, having corporate responsibilities receive incentive awards based solely on achievement of goals expressed in terms of earnings per share. The Committee has the discretion to modify the cash award for a particular officer if it determines such action is appropriate. Such action is based on a subjective evaluation of each officer's performance in such areas as teamwork, management performance, and support of integration efforts related to recent acquisitions and consolidations.

  For 1998, the Committee established a range of specific achievement levels for corporate earnings per share and subsidiary net income. If threshold performance was not achieved, no payment would be made. If performance exceeded the threshold level of performance, actual awards would be proportionally greater in line with actual performance up to the defined maximum award amount.

  The Corporation's performance for 1998 exceeded the threshold goal established under the MICP. The named officers qualified for a cash award. Mr. Campbell, who participates in the MICP, received a cash award of $128,177 for 1998. This award was based on the Corporation's earnings per share performance exceeding the threshold goal.

Long-Term Incentives

  Stock Options. Stock options were granted to each of the named officers, and selected senior officers of the Corporation, in January 1998 under the Corporation's 1997 Stock Incentive Plan. These stock option grants were made according to the Committee's established guideline of granting options at fair market value using a declining percentage of base salary based on level of position within the organization to achieve the desired "mix" of long-term incentive income opportunity for a given position in the organization. The percentage of base salary ranged from 32.5% for the Chief Executive Officer to a low of 17.5% for senior vice presidents, with the exact number of option grants determined by using the Black-Scholes option pricing model. The size of the award can vary from year to year based on corporate and individual performance. Corporate performance is usually gauged in terms of net income, although other financial measures and performance comparisons within a peer group may also be considered. In the event of poor corporate performance or poor individual performance, the Committee can elect to make no award. If corporate and/or individual performance exceeds expectations, the Committee may grant larger than typical awards.

  The January 1998 stock option awards were granted in recognition of the Corporation's increase in net income performance for 1997, and the Corporation's favorable ranking in the banking peer group.

  In deciding on stock option awards to eligible participants, the Committee does not currently consider the total number of outstanding options held by a participant nor the number of shares held by the participant. The Committee has not canceled or repriced any prior stock option grants.

  Stock options are designed to align executives' interests with those of shareholders. Typically, stock options are granted with an exercise price equal to the fair market value on the date of grant./4/ Grants carry a 2-year cliff vesting provision, which means that the option cannot be exercised for two years from the date of grant except in certain circumstances involving an actual or threatened change in control. The granting of options at fair market value or a premium over fair market value with a minimum 2-year vesting requirement provides an incentive for the executives to increase shareholder value over the long term since no benefit of the options can be realized unless stock price appreciation occurs.

  Mr. Campbell received stock option grants of 15,000 shares in 1998 which reflected the targeted percentage for his position. These grants included incentive stock options and nonstatutory stock options. Mr. Campbell participates in the Corporation's Stock Incentive Plan on the same basis as all other participants.
--------
 /4/The Corporation has issued premium stock options in the past. Such stock options are granted with an exercise price greater than the fair market value on the date of the grant. No premium stock options were granted in 1998.

  1996 Performance Unit Plan. In 1996 the Board of Directors approved the implementation of the 1996 Performance Unit Plan (the "Performance Plan") in which certain officers of the Corporation would participate. This Performance Plan was approved by shareholders at the 1997 Annual Meeting. The named officers are participating in the Performance Plan.

  The Performance Plan is a cash-based, long-term incentive plan. When approved it was expected that the Performance Plan would operate in three-year cycles beginning on January 1, 1996, with a new cycle commencing every two years, i.e., January 1, 1998; January 1, 2000; January 1, 2002. In fact, a new cycle did commence on January 1, 1998. The performance unit awards made to the named officers for the 1998 cycle are shown in the table on page 6. Payout under the Plan for the 1998 cycle is based upon the three-year cumulative earnings per share performance measured against a pre-established range of goals. The goals for the 1998 cycle were set based on a comparative peer group performance analysis. The amounts payable under the Performance Plan's 1998 cycle will be increased or decreased by 20% if the Corporation's return on average equity for the three-year cycle ranks at or above the 75th percentile or at or below the 25th percentile as compared to a peer group of financial institutions.

  The Corporation believes that stock options under its Stock Incentive Plans and performance unit awards under the Performance Plan qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code, and the Corporation does not anticipate that it will be affected by the cap on deductibility of executive compensation imposed by that Section.

Other Executive Benefits

  In 1994, the Corporation implemented a split-dollar type of insurance policy which is owned by the covered executive. Under this policy, the Corporation has a collateral assignment which is intended to reimburse the Corporation for premiums paid into the policy when the policy is redeemed or the covered executive dies.

  In 1995, the Board of Directors approved the Management Stock Ownership Program (the "Ownership Program"). The Ownership Program is intended, among other things, to promote alignment of management and shareholder interests and to encourage management to act like owners with a focus on value creation. To accomplish these purposes, the Ownership Program establishes stock ownership goals for the named officers and selected senior officers to be achieved over a five-year period. At the end of the five-year period, each officer, including the executive officers, is expected to achieve a level of ownership of Common Stock having a value equal to the following percentages of the officer's current base salary: 300% for the Chief Executive Officer, 200% for the Vice Chairman and the Chief Operating Officer and the Executive Vice Presidents of the Corporation, 100% for Presidents of the Corporation's bank and trust company subsidiaries and 100% for Senior Vice Presidents of the Corporation./5/

  In order to assist officers in attaining their stock ownership goals, the Ownership Program provides for loans to the officers, in amounts not to exceed 50% of the officer's stock ownership goal, to be used to purchase shares of Common Stock from the Corporation at their fair market value on the date of purchase. Under the terms of the Ownership Program, the loans are made on a nonrecourse basis, and without interest, but are secured by collateral having an initial value of 120% of the loan amount and consisting of the shares of the Corporation's Common Stock purchased with the loan plus additional shares of the Common Stock or other acceptable collateral owned by the officer. The loans will be payable in full upon demand of the Corporation at any time but not later than the target date for achieving the officer's stock ownership goal. The loans are also payable in full not later than 90 days after termination of the officer's employment with the Corporation or a subsidiary for any reason other than death and one year after termination due to the death of the officer.
--------
 /5/In September 1997, the Committee changed the goal for Senior Vice
    Presidents from 50% to 100%, putting them in line with subsidiary Presidents, and started a new five-year period within which the Senior Vice Presidents are to achieve their stock ownership goal.

  In connection with the adoption of the Ownership Program, the Board recommended that the shareholders approve the 1995 Management Stock Purchase Plan (the "Purchase Plan"), which provides for the purchase of Common Stock from the Corporation by eligible employees at a price not less than fair market value and for the financing of such purchases through loans secured by the shares so purchased. The shareholders approved the Purchase Plan at the 1995 Annual Meeting. As of December 31, 1998, 27 of the 38 eligible officers, including all of the named officers, were participating in the Purchase Plan under the terms of the Ownership Program. All eligible participants in the Ownership Program are on schedule to achieve their ownership goal.

Conclusion

  The Corporation's executive compensation program continues to evolve in line with the objectives noted earlier in this report: continuous improvement in annual corporate performance, maximizing shareholder value, attracting and retaining qualified executives and recognizing and rewarding executives' contributions to the business.

  The Committee continuously explores opportunities to enhance the variable aspects of executive compensation, so as to strengthen the link between total pay and corporate performance.

Respectfully Submitted by:

THE HUMAN RESOURCES COMMITTEE:         June B. Barry, Chairperson;
                                       Gerald E. Field;
                                       Philip C. Herr, II;
                                       Richard G. King;
                                       William L. Miller;
                                       Ronald C. Unterberger; and
                                       G. William Ward

                         OTHER INFORMATION CONCERNING
                       DIRECTORS AND EXECUTIVE OFFICERS

Human Resources Committee Interlocks and Insider Participation

  The current members of the Human Resources Committee are the individuals whose names appear above. J. Glenn Beall, Jr. served on the Committee until he retired as a member of the Board of Directors at the time of the Corporation's annual meeting in May 1998. A Subcommittee consisting of Ms. Barry and Messrs. Field, Miller and Ward was formed to administer the 1996 Performance Unit Plan and the Corporation's Stock Incentive Plans. References in the Committee's report to actions taken by the Committee include those taken by the Subcommittee under these plans. Mr. Campbell, the Corporation's Chairman and Chief Executive Officer, and Mr. Pulaski, the Corporation's President and Chief Operating Officer, are not members of the Human Resources Committee but are invited guests at Committee meetings. Mr. Campbell is involved in corporate compensation matters, including compensation decisions for all executive officers except himself. There are no interlocking relationships, as defined in regulations of the SEC, involving members of the Human Resources Committee.

Board and Committee Meetings

  The Executive Committee of the Board of Directors is composed of Ms. Barry and Messrs. Antanavage, Campbell, Devorris, Herr, Martz, Miller, Pulaski and Wolfe. During 1998 the Executive Committee met four times. The Executive Committee exercises the powers of the Board of Directors between Board meetings and makes recommendations to the full Board on various matters. The Executive Committee reviews the policy and practice of the Corporation and its subsidiaries in the areas of strategic planning and franchise expansion and reports its recommendations to the Board for action. The Executive Committee also functions as a nominating committee and in this capacity establishes criteria for selection of nominees to stand for election or reelection as Corporation directors at any annual meeting of shareholders and reports its recommendations to the Board for action. Any shareholder who desires to have an individual considered for nomination by the Board must submit his recommendation in writing to the Secretary of the Corporation at least 90 days prior to the annual meeting at which the election of directors will occur.

  The Audit Committee of the Board of Directors, which met four times during 1998, is composed of Ms. Shepard and Messrs. Antanavage, Brubaker, Detwiler, Devorris, Holman, Messenger, Rosini, Scheiner and Schoeneman. The Audit Committee recommends the selection of independent auditors, provides oversight of the internal auditors of the bank and reviews the reports of those persons.

  During 1998 the Corporation's Board of Directors met eleven times. All of the directors attended at least 75% of the meetings of the Board and committees of which they were members during the period they served as such.

Director Compensation

  In 1998, directors of the Corporation who are not salaried officers of the Corporation or its subsidiaries received an annual retainer of $10,000 (payable in Common Stock only) and an additional $1,500 (payable in cash or Common Stock) if they served as chairperson of a Board committee. In 1998, non-employee directors received $1,350 for each Board meeting they attended and $1,250 for each committee meeting attended on a day other than the date of the regular Board meeting or a day that adjoins the date of a regular Board meeting. For committee meetings attended on the same day as a regular Board meeting, non-employee directors received $500; and for committee meetings attended on an adjoining day of a regular Board meeting date, non-employee directors received $750. Non-employee directors that participated in telephone conferences received $500.

  The Corporation's 1992 Director Fee Plan, which was approved by the shareholders at the 1992 Annual Meeting, permits non-officer directors to elect to receive payment of their compensation as Corporation and bank directors either in cash or Common Stock or to defer such compensation for subsequent payment in cash or Common Stock. During 1998, the Corporation accrued an aggregate total of $468,080 in director compensation. Of this amount, $198,850 was paid currently in cash or stock. The balance of $269,230 was deferred compensation, of which $38,650 will be paid in cash and $230,580 will be paid in stock.

  The Corporation's 1995 Non-Employee Directors' Stock Option Plan was approved by the shareholders at the 1995 Annual Meeting. Its purposes are to promote the long-term success of the Corporation by creating a long-term mutuality of interests between the non-employee directors and shareholders of the Corporation, to provide additional inducement for such directors to remain with the Corporation and to assist the Corporation in attracting and retaining able persons to serve as outside directors.

  Under the Plan, directors who are not employees of the Corporation or a subsidiary receive annual stock option grants to purchase up to 2,812 shares of Common Stock at an option price equal to the market value on the date the options are granted. The options are exercisable two years from the date of grant, subject to acceleration in certain events involving an actual or potential change in control of the Corporation or retirement by the director. The options expire 10 years from the date of grant. Reload options are granted if a director exercises an option by paying the option price in shares of Common Stock.

  In connection with the acquisition of Financial Trust Corp in May 1997, the Corporation entered into an employment agreement with Mr. Wolfe. The agreement provides for Mr. Wolfe to be employed by the Corporation in a senior executive capacity through May 2000 at an all inclusive annual salary of $350,000. Thereafter, Mr. Wolfe will serve in a consulting capacity at an annual salary of $177,000 until his 65th birthday in August 2003. In the event of a change of control of the Corporation, as defined in the agreement, Mr. Wolfe may elect to receive the balance of the unpaid salary for the remainder of the agreement in a single lump sum.

Named Officer Stock Ownership

  Information concerning Mr. Campbell's and Mr. Pulaski's beneficial ownership of Common Stock is included in the table above under "Proposal No. 1--Election of Directors". The following table shows the beneficial ownership of Common Stock by the other named officers as of April 1, 1999:

                                     Shares Beneficially Percent of Common Stock
Name                                      Owned (1)            Outstanding
----                                 ------------------- -----------------------
Ben G. Rooke........................       131,151                 .27
James M. Deitch.....................        40,261                 .08
Robert E. Leech.....................        46,276                 .09

--------
(1) Shares beneficially owned include the following shares of Common Stock which the named officers have the right to acquire under stock options which are or will become exercisable within 60 days under the Corporation's Stock Incentive Plans: Mr. Rooke, 97,781 shares; Mr. Deitch, 15,896 shares and Mr. Leech, 31,050 shares. Shares beneficially owned also include the following shares of Common Stock in their 401(k) plan accounts for which they have the power to direct the voting only: Mr. Rooke, 3,399 shares; Mr. Deitch, 867 shares and Mr. Leech, 1,194 shares.

Named Officer Employment Agreements

  The Corporation has entered into employment agreements with certain of its officers, including the named officers listed in the summary compensation table. The employment agreements for all named officers are for rolling three-year terms (five years for the CEO) and provide that the officer will continue to be employed for the term of the agreement at not less than his current compensation unless sooner terminated for cause or by reason of death, disability or retirement. If the named officer's employment is terminated by the Corporation without cause or by the officer for "good reason" as defined in the agreement prior to its expiration, the officer is entitled to a payment of one and one-half times (two times for the CEO) his highest annual base salary within the last three years and to a continuation of employee benefits for 18 months (24 months for the CEO). Under this scenario, currently, each of the named officers would receive a payment as follows: Mr. Campbell, $860,028; Mr. Pulaski, $487,520; Mr. Rooke, $329,991; Mr. Deitch, $304,614; and Mr.
Leech, $285,000.

  If the named officer's employment terminates in certain circumstances following a change in control of the Corporation, the officer is entitled to a payment of two and one-half times the sum of his highest annual base salary within the last three years and his highest annual incentive award during the last three years; a continuation of benefits for a period of twenty-four months; a release of the premium repayment obligation under his split-dollar life insurance agreement; and certain outplacement services. Under this scenario, currently, each of the named officers would receive a payment as follows: Mr. Campbell, $1,496,298; Mr. Pulaski, $1,022,443; Mr. Rooke, $693,813; Mr. Deitch, $775,940; and Mr. Leech, $578,100.

  In consideration of the agreements, each named officer agrees not to engage in any business in competition with the Corporation or its subsidiaries for a period of one year following any termination of his employment, other than a termination within two years after a change in control.

Retirement Plans

  The Corporation has a noncontributory retirement plan which covers substantially all employees, as well as supplemental plans to pay on an unfunded basis to certain management employees, including the named officers, benefits which would have been payable under the principal retirement plan but for certain limitations contained in the Internal Revenue Code or the decision of the officer to defer compensation otherwise subject to the plan.

The following table shows the combined annual retirement benefits payable under these plans to participants, including the named officers, in selected compensation and years of service classifications:

   5-Year                           Years of Service
  Average      ----------------------------------------------------------------
Compensation      10         15         20         25         30         35
------------   --------   --------   --------   --------   --------   --------
  200,000      $ 30,997   $ 46,465   $ 61,953   $ 77,442   $ 92,930   $108,418
  300,000        47,447     71,215     94,953    118,692    142,430    166,168
  400,000        63,977     95,965    127,953    159,942    191,930    223,918
  500,000        80,477    120,715    160,953    201,192    241,430    281,668
  600,000        96,977    145,465    193,953    242,442    290,930    339,418
  700,000       113,477    170,215    226,953    283,692    340,430    397,168
  800,000       129,977    194,965    259,953    324,942    389,930    454,918

  The amounts shown in the table are straight-life annuity amounts, assuming normal retirement at age 65 and no election of any available survivorship option, and are not subject to offset for social security or other benefits received by the participant. Benefits under the plans are based on the participant's average compensation for the five highest years in the ten years immediately preceding retirement, with compensation including substantially all taxable and deferred compensation. The 1998 covered compensation for the named officers and their years of credited service at December 31, 1998 are as follows: Mr. Campbell, $611,050 (26 years); Mr. Pulaski, $414,958 (15 years); Mr. Rooke, $281,058 (17 years); Mr. Deitch, $298,997 (6 years); and Mr. Leech, $232,834 (8 years).

Certain Transactions

  Director Devorris is a limited partner in a partnership that leases office space at market rate to the Corporation and its bank subsidiary. Mr. Devorris' limited partnership interest is 50%. The total rent paid by the Corporation and the bank in 1998 was $524,969.

  As described above in the Human Resources Committee Report under "Other Executive Benefits," the Corporation has made loans to certain of its executive officers under the Management Stock Ownership Program. The largest amounts of such loans outstanding to the named officers since January 1, 1998 and the amounts of such loans currently outstanding are as follows: Mr. Campbell, $494,984; Mr. Pulaski, $259,980; Mr. Rooke, $95,003; Mr. Deitch $69,638 and Mr. Leech $77,496. No interest is charged on loans made under this program, but interest is imputed to the officer and deductible by the Corporation for federal income tax purposes. The amounts of interest income imputed to the named officers in 1998 in connection with loans under the program are included in the "All Other Compensation" column in the Summary Compensation Table under "Executive Compensation" above.

  The Corporation's bank subsidiary has made loans in the ordinary course of business to certain directors and executive officers of the Corporation, including members of their immediate families and corporations or other organizations in which such persons have a beneficial interest of 10% or more or are associated as officers, partners or trustees. Such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectability or present other unfavorable features.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires that directors and certain officers of the Corporation file reports with the SEC with respect to changes in their beneficial ownership of the Common Stock. During 1998, Mr. Field filed a late report disclosing five previously unreported transactions which occurred on various dates since 1990. Based solely upon a review of the copies of the reports of its directors and officers furnished to the Corporation and written representations by certain persons that reports on Form 5 were not required, the Corporation believes that all other 1998 Section 16(a) filing requirements applicable to its directors and officers were complied with.

                             SHAREHOLDER PROPOSALS
                              Proposals 2A and 2B

  Set forth below are two proposals received from shareholders. The first proposal (Shareholder Proposal 2A) recommends to the Board of Directors that it take the necessary steps to achieve a prompt sale or merger of the Corporation. The second proposal (Shareholder Proposal 2B) recommends to the Board that it take steps to remove from the Corporation's Restated Articles of Incorporation and Bylaws provisions previously approved by the shareholders in order to protect the Corporation and its shareholders from hostile takeover abuses. These proposals are included in the Proxy Statement in accordance with the rules of the Securities and Exchange Commission and are not endorsed by the Board of Directors. The Board of Directors recommends that shareholders vote AGAINST approval of Shareholder Proposal 2A and AGAINST approval of Shareholder Proposal 2B.

  The Board of Directors opposes both of these proposals because it believes that they are based on a faulty premise. Both proposals are based on the premise that the Corporation should be promptly sold because, in the view of the proponents, such a sale would enable them to realize a premium over the current market price of the Corporation's stock. The Board does not contest the proponents' assertion that a sale of the Corporation might produce a short-term profit to shareholders in the form of a premium over current market prices. The Board strongly disagrees, however, that this fact alone, even if true, is any indication that an immediate sale of the Corporation would be desirable or in the best interests of the Corporation and its shareholders. If it were, then there would be scarcely a corporation in the country that should not be sold immediately.

  A decision as to whether or when to sell a company such as the Corporation involves a complex balancing of a variety of factors. It involves estimating the short-term returns that might be achieved if the Corporation were sold in the current market and in its current financial and business posture. It involves comparing these with the long-term returns which might be achieved as an independent company through execution of the Corporation's business plan or through a future sale of the Corporation under different market conditions or after execution of the business plan had changed the financial or business posture of the Corporation. It involves considering the effects of a decision to sell the Corporation, and the manner in which such a decision is announced and executed, on the employee and customer base which represent the inherent value of the Corporation to an even greater extent than its financial assets.

  Because the making of such decisions requires detailed knowledge of the Corporation's business, plans, prospects and the markets in which it operates and the time to study and consider the myriad of factors involved, the Pennsylvania Business Corporation Law places the responsibility for making decisions as to whether, when and how to sell the Corporation in the Board of Directors, subject to the ultimate control of the shareholders through their power to elect the members of the Board. The statutes also place upon the Board of Directors the fiduciary duty to make such decisions only in the manner that it believes in good faith, after a proper investigation, to be in the best interests of the Corporation.

  In the exercise of its fiduciary duties to the Corporation, the Board does consider the sale of the Corporation as an alternative for maximizing long-term shareholder value, and good faith offers to purchase or merge with the Corporation would be given careful consideration by the Board. As detailed in the Annual Report, the Corporation is in the process of completing a structural consolidation of its retail banking delivery system which the Board believes will result in a long-term increase in the value of the Corporation, whether its future results in a sale or in remaining an independent entity.

  Even if the Board believed, which it does not, that an immediate sale of the Corporation in the current environment offers the best long-term prospects for the Corporation and its shareholders and other constituents, the Board would not go about achieving a sale by announcing, as does Shareholder Proposal 2A, that the Corporation is for immediate sale at the best price attainable. In the opinion of the Board of Directors, the uncertainty that such an announcement would engender among the Corporation's employees and customers could only produce an immediate and ongoing deterioration in the business and value of the Corporation. Any sale that might be achieved after an announcement such as that contemplated by Shareholder Proposal 2A could be the equivalent of a "going out of business" sale. The Board believes that the Corporation's franchise has significant long-term value. The Board does not believe that a fire sale is the manner in which to achieve that value for the shareholders.

  At the Annual Meeting of Shareholders in 1987, the shareholders approved a series of amendments to the Corporation's Restated Articles of Incorporation which had the expressed purpose of helping to assure that any person seeking to acquire control of the Corporation would have to negotiate with the Board of Directors and could not unilaterally determine the price the Corporation's shareholders would receive. The amendments approved by the shareholders divided the Board of Directors into three classes, with one class elected at each Annual Meeting,/6/ eliminated cumulative voting in the election of directors/7/ and required special shareholder votes for mergers and other business combinations or amendments to the Restated Articles or Bylaws which were not approved by the Board./8/ Shareholder Proposal 2B recommends that the Board take action to repeal these provisions/9/ because they present an "obstacle for a suitor of the Company who is not approved by the Board of Directors but who seeks to acquire the Company at a stock price above current market prices."

  The Board agrees with the proponent that these provisions may present an obstacle to any person who seeks to avoid negotiating with the Board of Directors concerning the price and terms upon which control of the Corporation may be acquired. That is precisely their purpose. The Board disagrees, however, with the proponent's characterization of these provisions as "anti-takeover" defenses. The purpose and effect of these provisions is not to prevent a takeover of the Corporation. Rather, their purpose and effect is to help provide the Board of Directors with the negotiating leverage necessary for it to fulfill its fiduciary duty to assure that any takeover of the Corporation which does occur is not merely "at a stock price above current market prices," but at a price and upon terms which reflect the true long-term value of the Corporation's franchise.

  For the reasons indicated above, the Board of Directors unanimously recommends that the shareholders vote AGAINST approval of Shareholder Proposal 2A and AGAINST approval of Shareholder Proposal 2B. These proposals, and the statements of the proponents in support of the proposals, are quoted below. The Corporation assumes no responsibility for the content of these materials. The names of the proponents and the numbers of shares which they hold will be furnished to any shareholder upon request to the Corporate Secretary at the address indicated on page 1.

SHAREHOLDER PROPOSAL 2A:

                                   "PROPOSAL

  "RESOLVED, it is recommended that the Board of Directors of Keystone Financial, Inc. (`KSTN') promptly take the necessary steps to achieve a sale or merger of KSTN on terms that will maximize shareholder value.
--------
 /6/Article 8.1 of the Restated Articles, the substance of which is repeated in Sections 2.01 and 2.10 of the Bylaws.

 /7/Article 12 of the Restated Articles.

 /8/Article 9 of the Restated Articles (mergers and other business combinations), Article 10.3 of the Restated Articles (amendment of the Restated Articles) and Article 8.3 of the Restated Articles amendment of the Bylaws). In each case, the special vote required is 75% of the outstanding voting shares plus a majority of the shares which are not beneficially owned by any 20% shareholder. Section 9.01 of the Bylaws repeats the substance of Article 8.3 of the Restated Articles concerning amendment of the Bylaws, and Article 10.2 of the Restated Articles gives the Board of Directors the power to interpret the Restated Articles and to make any determinations required to implement their provisions.

 /9/Proposal 2B also seeks repeal of Section 1.02 of the Bylaws, which authorizes the Chairman, the President or the Board of Directors to call a special meeting of shareholders, and Section 2.04 of the Bylaws, which authorizes the Chairman, the President or one-fourth of the members of the Board to call a special meeting of the Board of Directors. Under the Pennsylvania Business Corporation Law, if these provisions were repealed, then only a majority of the Board of Directors would have the authority to call special meetings of the shareholders or the Board.

                             "SUPPORTING STATEMENT

  "The proponent believes the value of KSTN is far greater than reflected by the current stock price and that the sale or merger of KSTN will maximize shareholder value. In the proponent's opinion, KSTN could be sold at a substantial premium to its current market price of $34 on 12/8/98.

"Summary

  "You have the power to influence your investment by voting YES on this proposal and demanding a sale or merger of our bank."

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" APPROVAL OF SHAREHOLDER PROPOSAL 2A.

SHAREHOLDER PROPOSAL 2B:

                             "Shareholder Proposal

  "Resolved, it is recommended that the Board of Directors of Keystone Financial, Inc. make every effort, unless precluded by applicable state or federal law, to remove the following `anti-takeover' defenses from the Company's Certificate of Incorporation and Bylaws:

  "1. Article 8.1 (b) of the Company's Certificate of Incorporation.

  "2. Article 8.1 (c) of the Company's Certificate of Incorporation.

  "3. Article 8.1 (d) of the Company's Certificate of Incorporation.

  "4. Article 8.3 of the Company's Certificate of Incorporation.

  "5. Article 9 of the Company's Certificate of Incorporation.

  "6. Article 10.2 of the Company's Certificate of Incorporation.

  "7. Article 10.3 of the Company's Certificate of Incorporation.

  "8. Article 12 of the Company's Certificate of Incorporation.

  "9. Article I, Section 1.02 of the Company's Bylaws.

  "10. Article II, Section 2.01 of the Company's Bylaws.

  "11. Article II, Section 2.04 of the Company's Bylaws.

  "12. Article II, Section 2.10 of the Company's Bylaws.

  "13. Article IX, Section 9.01 of the Company's Bylaws.

                             "Supporting Statement

  "The Certificate of Incorporation and Bylaws of Keystone Financial, Inc. (the `Company') presently contain `anti-takeover' defenses which place considerable restrictions on the ability of the stockholders to effectuate a proposed takeover of the company that has not been approved by the Board of Directors. These anti-takeover defenses may deprive stockholders the opportunity to receive a substantial premium for their shares of stock. With the anti-takeover defenses in place, potential takeover attempts, however lucrative to the stockholders, stand little chance of success if the Board of Directors decides, for whatever reason, to withhold its approval.

  "The existence of these defenses may present an insurmountable obstacle for a suitor of the Company who is not approved by the Board of Directors but who seeks to acquire the Company at a stock price above current market prices. These provisions may also create negative connotations and serve to discourage other suitors from even pursuing a takeover of the company. Moreover, these provisions restrict the stockholders' ability to alter the composition of the Board of Directors.

  "Please join me in voting Yes for this proposal."

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" APPROVAL OF SHAREHOLDER PROPOSAL 2B.

Vote Required

  Approval of either shareholder proposal would require a majority of the votes cast on the proposal at the Annual Meeting by the holders of Common Stock voting in person or by proxy. An abstention or a broker non-vote is not considered a vote cast and would not be included in determining the number of votes required for approval.

                              MANAGEMENT PROPOSAL

                                Proposal No. 3
                    RATIFICATION OF APPOINTMENT OF AUDITORS

  Pursuant to the recommendation of the Audit Committee, the Board of Directors has appointed the firm of Ernst & Young LLP as independent auditors for the Corporation for 1999.

  Although the appointment of independent auditors is not required to be approved by the shareholders, the Board of Directors believes the shareholders should participate in the selection of independent auditors through the ratification process. The Board of Directors recommends that the shareholders vote "FOR" ratification of the appointment of Ernst & Young LLP. A vote of the shareholders not to ratify the appointment of Ernst & Young LLP will be considered as a direction to the Audit Committee to recommend other independent auditors for appointment for the following year.

  Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions.

Vote Required

  Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting by the holders of Common Stock voting in person or by proxy. Under the Pennsylvania Business Corporation Law, an abstention is not a vote cast and will not be counted in determining the number of votes required for approval, though it will be counted in determining the presence of a quorum.

                     5% BENEFICIAL OWNERS OF COMMON STOCK

  Voting and investment power over Common Stock by the trust departments of the Corporation's subsidiaries is reported above under "Introduction". The following is the only other person known by the Corporation to have or share voting and/or investment power over more than 5% of the outstanding Common
Stock:

                                  Amount and nature of
Name and address                 beneficial ownership of Percent of outstanding
of beneficial owner (1)               Common Stock            Common Stock
-----------------------          ----------------------- ----------------------
Capital Research and Management
 Company                              3,840,050(1)                7.5%
333 South Hope Street
Los Angeles, CA 90071

--------
(1) In a Schedule 13G filed with the SEC dated February 8, 1999, Capital Research and Management Company ("CRMC") reports that it is a registered investment advisor and that as of December 31, 1998, acting in its capacity as investment advisor to various registered investment companies, it had sole dispositive power over 3,840,050 shares of Common Stock. CRMC further reported that, as of the same date, it had no voting power over any shares of Common Stock.

                     SHAREHOLDER PROPOSALS AND NOMINATIONS

  The Bylaws of the Corporation require that any shareholder intending to present a proposal for action at an Annual Meeting must give written notice of the proposal, containing the information specified in the Bylaw, so that it is received by the Corporation not later than the notice deadline determined under the Bylaw. This notice deadline will generally be 120 days prior to the anniversary date of the Corporation's Proxy Statement for the previous year's annual meeting, or December 11, 1999 for the Corporation's Annual Meeting in 2000.

  The Bylaw described in the preceding paragraph does not affect the right of a shareholder to request inclusion of a shareholder proposal in the Corporation's Proxy Statement pursuant to SEC Rule 14a-8 or to present for action at an Annual Meeting any proposal so included. Rule 14a-8 requires that notice of a shareholder proposal requested to be included in the Corporation's Proxy Statement pursuant to the Rule must also generally be received by the Corporation not later than 120 days prior to the anniversary date of the Corporation's Proxy Statement for the previous year's Annual Meeting. For the Corporation's Annual Meeting in 2000, this deadline would also be December 11, 1999.

  The Corporation's Restated Articles of Incorporation require that any shareholder who intends to nominate a candidate for election as a director of the Corporation must furnish a written notice of the nomination, containing the information specified in the Articles, so that it is received by the Corporation not later than 120 days in advance of the meeting at which the election is to be held.

  The notices of shareholder proposals and nominations described under this caption must be given to the Secretary of the Corporation at the address set forth on page 1. A copy of the Bylaw and Articles provisions described above will be furnished to any shareholder upon written request to the Secretary at the same address.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, no matters are expected to be presented to the shareholders for action at the Annual Meeting other than those referred to in the Notice of Meeting. However, if any further business should properly come before the meeting, the persons named in the accompanying proxy will be authorized to vote on such matters in accordance with their best judgment.

                          ANNUAL REPORT ON FORM 10-K

  Upon written request to the Investor Relations Department of the Corporation, at the address set forth on page 1, the Corporation will furnish without charge to any shareholder whose proxy is solicited hereby a copy of the Corporation's 1998 Annual Report on Form 10-K to the Securities and Exchange Commission, including the financial statements and schedules thereto.

                           EXPENSES OF SOLICITATION

  The cost of solicitation of proxies for the Annual Meeting will be paid by the Corporation. The Corporation has retained the firm of Innisfree M&A Incorporated to assist in the solicitation of proxies for the Annual Meeting. For these services, Innisfree will receive a fee not to exceed $12,500, plus reimbursement for its out-of-pocket expenses. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward proxy materials to beneficial owners of shares held of record by them and will be reimbursed by the Corporation for their expenses. In addition to solicitation by mail, directors, officers and employees of the Corporation and its subsidiaries may solicit proxies in person or by telephone or otherwise. Such persons will receive no additional compensation for these services.

                                     By the Order of the Board of Directors,
                                     /s/ Ben G. Rooke
                                     Ben G. Rooke, Secretary

April 9, 1999

                           KEYSTONE FINANCIAL, INC.

                         PROXY FOR 1999 ANNUAL MEETING

          This Proxy is solicited on behalf of the Board of Directors

     The undersigned hereby appoints Gerald E. Field, Allan W. Holman, Jr. and William L. Miller, or any of them, as proxies, with full power of substitution, to vote all shares of Common Stock of Keystone Financial, Inc. which the undersigned is entitled to vote at the 1999 Annual Meeting of Shareholders and at any adjournment thereof, as follows:


                 (To be Completed and Signed on Reverse Side)

                        Please date, sign and mail your
                     proxy card back as soon as possible!

                      1999 Annual Meeting of Shareholders
                           KEYSTONE FINANCIAL, INC.


             \/ Please Detach and Mail in the Envelope Provided \/


A [X] Please mark your
      votes as in this
      example.

                      FOR all nominees
1. Election of        (except as shown)        WITHHOLD AUTHORITY
   Directors               (below)          to vote for all nominees
   for terms                 [ ]                      [ ]
   ending in 2002

A vote FOR includes discretionary
       ---
authority to vote for a substitute
nominee if any nominee named becomes
unable or unwilling to serve. To
withhold authority to vote FOR any
                           ---
individual nominee, write that
nominee's name on the line below:

--------------------------------------

Nominee: (for a term expiring in 2002)
         A. Joseph Antanavage
         Donald Devorris
         Richard G. King
         Uzal H. Martz, Jr.
         Max A. Messenger
         Don A. Rosini
         F. Dale Schoeneman

Management recommends a Vote AGAINST Proposals 2A  & 2B Below:
                             -------

2. Shareholder Proposals             FOR    AGAINST   ABSTAIN

   A. Shareholder Proposal 2A         [ ]      [ ]       [ ]

   B. Shareholder Proposal 2B         [ ]      [ ]       [ ]


Management recommends a Vote FOR Proposal 3 Below.
                             ---


3. Ratification of Ernst & Young LLP as independent
   auditors for 1999.                                   [ ]  [ ]  [ ]

4. To vote in their discretion on such other matters as may properly come before the meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted AGAINST Items 2A & 2B and FOR
                                                                            ---
Items 1 and 3.


PLEASE MARK DATE, EXECUTE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED
ENVELOPE.

SIGNATURE(S)                                             DATE               1999
            --------------------------------------------     --------------

Note: Please sign exactly as name appears hereon. For joint accounts, each joint owner should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign the full corporate name by President or other authorized officer, giving your full title as such. If a partnership, please sign in the partnership name by authorized person, giving your full title as such.